UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Catapult Fund LLC

Sarissa Capital Hawkeye Fund LP

ISP Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Master Fund II LP

Sarissa Capital Athena Fund Ltd

Sarissa Capital Atom Master Fund LP

Sarissa Capital Fund GP LP

Sarissa Capital Fund GP LLC

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Alexander J. Denner, Ph.D.

Patrice Bonfiglio

Paul Cohen, M.D.

Mark DiPaolo

Keith L. Horn

Odysseas Kostas, M.D.

Louis Sterling III

Diane E. Sullivan

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This filing contains a press release issued on January 10, 2023 by Sarissa Capital.

SARISSA CAPITAL SUBMITS NOTICE TO CALL A SPECIAL MEETING OF AMARIN SHAREHOLDERS TO

ADD DIRECTORS AND REMOVE CHAIRMAN PER WOLD-OLSEN

Sarissa believes current board lacks any remaining credibility for representing shareholders

Sarissa is astonished that Amarin board refuses to add shareholder representatives

Greenwich, CT, January 10, 2023 – Sarissa Capital Management LP (“Sarissa”) today made the following statement on Amarin Corporation plc (NASDAQ: AMRN):

At the last shareholder meeting, the shareholders, the owners of the company, loudly expressed their lack of faith in the board and management. Sarissa sought to place shareholder representatives on the board and engaged with the company in what turned out to be months of simply lip service by the board, led by its Chairman Per Wold-Olsen. Despite Sarissa having a track record of creating significant shareholder value in healthcare companies, including those with cardiovascular drugs such as The Medicines Company, Amarin’s board rejected adding any shareholder representatives to the board in favor of their own candidates, including today’s addition of a board candidate without any input from Sarissa, Amarin’s largest shareholder.

Amarin’s acknowledgement of its need for board refreshment is a positive step in recognizing the company’s many mishaps and the board’s own entrenchment. However, after months of back and forth, it is clear to us that this board refreshment process was a charade led by Chairman Per Wold-Olsen.

Sarissa is astounded by Amarin’s blatant disregard for shareholders. The board’s actions epitomize poor governance. We believe that they do not understand a board’s mission and duties to shareholders, the owners of the company. We can only conclude that Amarin’s board does not seek real change and instead wants to remain entrenched at the expense of shareholders.

Sarissa has submitted notice to Amarin under UK law to call a special meeting of shareholders to add 7 directors to the board and to remove Chairman Per Wold-Olsen from the board. In the event that the Amarin board attempts the contemptible act of continuing to entrench themselves by filling any of the vacancies on the board, takes any other actions in violation of their fiduciary duties or interferes with Sarissa’s exercise of its shareholder rights, Sarissa will initiate immediate legal action to hold all directors (including those added to the board) personally accountable to the fullest extent of the law. Such an act by the board would be the ultimate betrayal to shareholders. Sarissa will also seek to remove those directors appointed by the board in order to create the vacancies necessary to add Sarissa’s nominees to the board. We are asking all shareholders to remain engaged and voice their opinions by voting at the special meeting.

Contact:	Jean Puong

Sarissa Capital Management LP

info@sarissacap.com

###

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sarissa Capital Management LP (“Sarissa Capital”), together with the other participants named herein (collectively, “Sarissa”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified nominees as directors of Amarin Corporation plc (NASDAQ: AMRN) (the “Company”), at a special meeting of shareholders of the Company. SARISSA STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, THE IDENTITY AND CONTACT INFORMATION FOR WHICH WILL BE SET FORTH IN THE PROXY STATEMENT THAT WILL BE MADE AVAILABLE TO SHAREHOLDERS.

The participants in the proxy solicitation are anticipated to include Sarissa Capital, Sarissa Capital Offshore Master Fund LP (“Offshore”), Sarissa Capital Master Fund II LP (“Master II”), Sarissa Capital Athena Offshore Fund Ltd (“Athena”), Sarissa Capital Catapult Fund LLC (“Catapult”), Sarissa Capital Hawkeye Fund LP (“Hawkeye”), ISP Fund LP (“ISP”), Atom Master Fund LP (“Atom”), Sarissa Capital Management GP LLC (“Management GP”), Sarissa Capital Offshore Fund GP LLC (“Offshore GP”), Sarissa Capital Fund GP LP (“Fund GP LP”), Sarissa Capital Fund GP LLC (“Fund GP LLC”), Dr. Alexander J. Denner, Patrice Bonfiglio, Dr. Paul Cohen, Mark DiPaolo, Keith L. Horn, Odysseas Kostas, Louis Sterling III and Diane E. Sullivan.

As of the date hereof and subject to the further explanatory information set forth in this paragraph, funds and other investment vehicles affiliated with Sarissa Capital and Dr. Denner may be deemed to beneficially own, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), 25,210,000 ordinary shares, par value 50 pence per share, of the Company (the “Shares”), as more fully described below. In addition, as of the date hereof, Mr. Sterling may be deemed to separately beneficially own, within the meaning of Rule 13d-3 under the Exchange Act, 117,772 Shares. Given Mr. Sterling’s beneficial ownership of Shares, he and the funds and other investment vehicles affiliated with Sarissa Capital and Dr. Denner may be deemed to have formed a group within the meaning of Rule 13d-5(b) under the Exchange Act. The number of Shares stated herein that may be deemed to be beneficially owned by Mr. Sterling does not include Shares that may be deemed to be beneficially owned by such funds and other investment vehicles, and the number of Shares stated herein that may be deemed to be beneficially owned by such funds and other investment vehicles does not include Shares that may be deemed to be beneficially owned by Mr. Sterling. Subject to the preceding sentence, as of the date hereof, the number of Shares that may be deemed to be beneficially owned, within the meaning of Rule 13d-3 under the Exchange Act, by funds and other investment vehicles affiliated with Sarissa Capital and Dr. Denner is as follows:

Sarissa Capital	25,210,000
Offshore	6,188,100
Master II	342,600
Athena	3,164,000
Catapult	4,298,200
Hawkeye	3,928,800
ISP	6,663,377
Atom	624,923
Management GP	25,210,000
Offshore GP	9,694,700
Fund GP LP	17,921,700
Fund GP LLC	17,921,700
Dr. Denner	25,210,000